EXHIBIT 99.1

Surmodics Reports First Quarter of Fiscal Year 2024 Financial Results;

Updates Fiscal Year 2024 Financial Guidance

February 1, 2024 07:00 a.m. ET

EDEN PRAIRIE, Minn. – Surmodics, Inc. (Nasdaq: SRDX), a leading provider of medical device and in vitro diagnostic technologies to the healthcare industry, today reported financial results for its first quarter ended December 31, 2023, and updated its financial guidance for fiscal year ending September 30, 2024.

First Quarter Fiscal 2024 Financial Summary

•
Total Revenue of $30.6 million, an increase of 23% year-over-year
•
Total Revenue excluding SurVeil™ drug-coated balloon (“DCB”) license fee revenue(1) of $29.6 million, an increase of 25% year-over-year
•
GAAP net loss of $(0.8) million, compared to $(7.8) million in the prior-year period
•
Adjusted EBITDA(2) of $3.9 million, compared to $(3.3) million in the prior-year period

First Quarter and Recent Business Highlights

•
On October 31, 2023, Surmodics announced the launch of its Preside™ medical device coating technology providing industry-leading lubricity and durability to a broader range of complex device applications.
•
On November 16, 2023, Surmodics announced that 36-month data from its TRANSCEND clinical trial of the company’s SurVeil DCB was presented at the Symposium on Vascular and Endovascular Issues (“VEITHsymposium”) in New York, NY, with the SurVeil DCB demonstrating sustained durability of the trial’s safety and efficacy endpoints.
•
On November 16, 2023, Surmodics announced that 24-month data from its SWING trial, a first-in-human study of the company’s Sundance™ Sirolimus DCB, was presented at the VEITHsymposium, with a per protocol analysis demonstrating that primary patency was maintained in the target lesion in 71% of patients at 24-months, with an excellent safety profile.
•
On January 22, 2024, Surmodics announced the successful early clinical use of the Pounce™ LP (Low Profile) Thrombectomy System, designed to address a critical, unmet need by facilitating removal of thrombi and emboli below the knee.

“We delivered total revenue growth in the first quarter that exceeded our expectations, increasing 23% year-over-year – 25% excluding SurVeil DCB license fees(1) – with impressive performance in both our Medical Device and In Vitro Diagnostics business segments,” said Gary Maharaj, President and CEO of Surmodics, Inc. “Our Medical Device segment revenue benefited from record product sales, which increased 43% year-over-year fueled by sales of our vascular interventions portfolio, including strong contributions from both our SurVeil DCB and Pounce thrombectomy products. Importantly, we were pleased to complement our revenue performance in the quarter with notable year-over-year improvements in our GAAP net loss and Adjusted EBITDA,(2) as well as significant operational progress with respect to each of our three strategic objectives for fiscal 2024.”

Mr. Maharaj continued, “We are raising our fiscal 2024 total revenue and EPS guidance today to reflect our financial and operational performance in the first quarter, which supports our conviction in our ability to generate total revenue growth of 10% or higher for the full year, excluding SurVeil DCB license fees.(1) We look forward to building on our recent progress by continuing to execute efficiently on our stated strategic objectives in order to foster strong, sustainable, long-term growth and value creation.”

Surmodics First Quarter Fiscal 2024 Results

First Quarter Fiscal 2024 Financial Results

	Three Months Ended December 31,		Increase
	2023	2022	$	%
Revenue:
Medical Device	$23,545	$19,018	$4,527	24%
In Vitro Diagnostics	7,007	5,915	1,092	18%
Total revenue	$30,552	$24,933	$5,619	23%

Total revenue increased $5.6 million, or 23%, to $30.6 million, compared to $24.9 million in the first quarter of fiscal 2023. Excluding SurVeil DCB license fee revenue,(1) total revenue increased $5.9 million, or 25%, to $29.6 million, compared to $23.6 million in the first quarter of fiscal 2023.

Medical Device revenue increased $4.5 million, or 24%, to $23.5 million, compared to $19.0 million in the first quarter of fiscal 2023. Excluding SurVeil DCB license fee revenue,(1) Medical Device revenue increased $4.9 million, or 27% to $22.6 million, compared to $17.7 million in the first quarter of fiscal 2023. Medical Device revenue growth was driven primarily by product sales of $12.0 million, an increase of 43%, compared to $8.4 million in the first quarter of fiscal 2023. Product sales growth was driven primarily by fulfillment of the initial stocking order for the SurVeil DCB from Abbott Vascular, Inc. (“Abbott”), the company’s exclusive distribution partner for the product, and continued sales growth from the Pounce thrombectomy device platform. IVD revenue increased $1.1 million, or 18%, to $7.0 million, compared to $5.9 million in the first quarter of fiscal 2023, driven primarily by strong customer demand and favorable order timing for distributed antigen and microarray slide/surface products.

Product gross profit(3) increased $1.1 million, or 12%, to $10.0 million, compared to $9.0 million in the first quarter of fiscal 2023. Product gross margin(3) was 53.2%, compared to 63.0% in the first quarter of fiscal 2023. The decrease in product gross margin was primarily driven by increased sales of SurVeil DCB, Pounce thrombectomy and Sublime radial access products as a proportion of total product sales, as these devices were not at scale, and product gross margins reflected the associated under-absorption and production inefficiencies. Product gross margin was also impacted by increased sales of relatively lower margin IVD distributed antigen products, as well as by increased absorption of fixed costs from a timing-related decline in production volumes.

Operating costs and expenses, excluding product costs, decreased $4.8 million, or 18%, to $22.1 million, compared to $26.9 million in the first quarter of fiscal 2023. The decrease was driven by lower research and development and selling, general and administrative expenses primarily as the result of lower SurVeil DCB R&D expenses due to the transition to commercialization, the spending reduction plan implemented in the second quarter of fiscal 2023, and the timing of certain investments.

GAAP net loss was $(0.8) million, or $(0.06) per diluted share, compared to GAAP net loss of $(7.8) million, or $(0.56) per diluted share in the first quarter of fiscal 2023. Non-GAAP net income(4) was $0.0 million, or $0.00 per diluted share,(4) compared to Non-GAAP net loss(4) of $(7.0) million, or $(0.50) per diluted share(4) in the first quarter of fiscal 2023.

Adjusted EBITDA(2) was $3.9 million, compared to Adjusted EBITDA(2) loss of $(3.3) million in the first quarter of fiscal 2023.

Balance Sheet Summary

As of December 31, 2023, Surmodics reported $35.2 million in cash and investments, $5.0 million in outstanding borrowings on its revolving credit facility, and $25.0 million in outstanding borrowings on its term loan facility. The company had access to approximately $64.0 million in additional debt capital as of December 31, 2023 under its revolving credit and term loan facilities. Surmodics reported $8.8 million of cash used in operating activities and $0.7 million in capital expenditures in the first quarter of fiscal 2024. In the first quarter of fiscal 2024, total cash used was $10.2 million, which consisted of the change in the combined balance of cash and cash equivalents and investments in available-for-sale securities from September 30, 2023 to December 31, 2023.

Surmodics First Quarter Fiscal 2024 Results

Fiscal Year 2024 Financial Guidance

Surmodics now expects fiscal 2024 total revenue to range from $117 million to $121 million, representing a decrease of (12)% to (9)% compared to fiscal 2023. Excluding SurVeil DCB license fee revenue,(1) Surmodics expects fiscal 2024 total revenue to range from $113 million to $117 million, representing an increase of 10% to 14% compared to fiscal 2023. The company’s prior guidance called for fiscal 2024 total revenue of $116 to $121 million, representing a decrease of (13)% to (9)% compared to fiscal 2023, and total revenue excluding SurVeil DCB license fee revenue(1) of $112 million to $117 million, representing an increase of 9% to 14% compared to fiscal 2023.

The company now expects fiscal 2024 GAAP diluted loss per share to range from $(1.40) to $(1.10). The company’s prior guidance called for fiscal 2024 GAAP diluted loss per share to range from $(1.55) to $(1.20).

Non-GAAP diluted loss per share(4) in fiscal 2024 is now expected to range from $(1.17) to $(0.87). The company’s prior guidance called for fiscal 2024 Non-GAAP diluted loss per share(4) of $(1.32) to $(0.97).

Conference Call Today at 7:00 a.m. CT (8:00 a.m. ET)

Surmodics is hosting a live webcast at 7:00 a.m. CT (8:00 a.m. ET) today to discuss first quarter of fiscal 2024 financial results and accomplishments and host a question-and-answer session. To access the webcast, please go to “Events & Presentations” under the “Investors” section of the company’s website at https://surmodics.gcs-web.com/events-and-presentations, and click on the webcast icon under “Upcoming Events.” To listen to the live teleconference, dial 800-407-8293 (international callers may dial 201-689-8349) and provide event ID 13743795.

An audio replay of the conference call will be available beginning at 11:00 a.m. CT today, until approximately 11:00 a.m. CT on Thursday, February 15, and can be accessed by dialing 877-660-6853 (international callers may dial 201-612-7415) and entering access ID 13743795. In addition, the webcast and transcript will be archived on the company’s website following the call.

About Surmodics, Inc.

Surmodics, Inc. is a leading provider of performance coating technologies for intravascular medical devices and chemical and biological components for in vitro diagnostic immunoassay tests and microarrays. Surmodics also develops and commercializes highly differentiated vascular intervention medical devices that are designed to address unmet clinical needs and engineered to the most demanding requirements. This key growth strategy leverages the combination of the company’s expertise in proprietary surface modification and drug-delivery coating technologies, along with its device design, development and manufacturing capabilities. The company’s mission is to improve the detection and treatment of disease. Surmodics is headquartered in Eden Prairie, Minnesota. For more information, visit www.surmodics.com. The content of Surmodics’ website is not part of this press release or part of any filings that the company makes with the SEC.

Surmodics First Quarter Fiscal 2024 Results

Safe Harbor for Forward-looking Statements

This press release, and disclosures related to it, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements regarding: future success; our ability to execute our stated strategic objectives while continuing to focus on cash efficiency; our access to additional borrowings under our existing credit agreement; the potential of the SurVeil DCB products, Pounce thrombectomy products, and Sublime radial access products to be growth catalysts; the SurVeil DCB being positioned as the next generation of drug-coated balloons; our commitment to addressing Abbott’s future demand for SurVeil DCB products; our belief that two digital supplements in Endovascular Today will serve as an important resource for potential customers that our sales team can continue to leverage going forward; laying the foundation for our future, long-term growth by advancing our pipeline of new products and line extensions; supporting customers’ efforts as they integrate our Preside coating technology into their next-generation devices and pursue regulatory clearance; our expectations related to completing the limited market evaluation cases for our Pounce venous thrombectomy system and its limited and full commercial launches; that our Pounce Arterial LP product represents a promising enhancement to our product offerings and its potential to be a game-changer; expected full-year fiscal 2024 growth rates for our core performance coatings and IVD products; our fiscal 2024 financial guidance and related statements and assumptions, including statements regarding our ability to generate total revenue growth for the full fiscal 2024 year, excluding SurVeil DCB license fees, our ability to accelerate our total revenue growth profile in fiscal 2024, assumptions in our revenue guidance provided for modeling purposes, expected revenue associated with our Medical Device performance coatings offerings and IVD business, expected license fee revenue related to the SurVeil DCB, expected product revenue as a percent of total revenue, expected product revenue from our SurVeil, Pounce, and Sublime products, expected product gross margins for fiscal 2024, expected operating expenses, expected interest expense, and expected tax expense; the range of revenue we expect in the second quarter of fiscal 2024; our expected cash balance at the end of fiscal 2024 and expected sources and uses of cash in fiscal 2024; expectations related to further borrowings during fiscal 2024 under our credit agreement; our fiscal 2024 strategic objectives and our efficient execution of them; fostering and achieving strong, sustainable, long-term growth and value creation; our key growth strategy; and cash efficiency being a top priority in fiscal 2024, our focus on disciplined expense management, and our focus on optimization of working capital, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including, without limitation: (1) our ability to successfully commercialize our SurVeil DCB (including realization of the full potential benefits of our agreement with Abbott), Sundance DCB, and other proprietary products; (2) our reliance on third parties (including our customers and licensees) and their failure to successfully develop, obtain regulatory approval for, market, and sell products incorporating our technologies; (3) possible adverse market conditions and possible adverse impacts on our cash flows; (4) our ability to successfully and profitably produce and commercialize our vascular intervention products; (5) supply chain constraints; (6) whether our operating expenses are effective in generating profitable revenues; (7) disruptions to our business from our plan to reduce our use of cash announced in the second quarter of fiscal 2023, the failure of such plan to achieve its objectives, or cost and expenses associated with such plan; and (8) the factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2023 and subsequent SEC filings. These reports are available in the Investors section of our website at https://surmodics.gcs-web.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

Surmodics First Quarter Fiscal 2024 Results

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, Surmodics is reporting non-GAAP financial results including total revenue excluding SurVeil DCB license fee revenue, Medical Device revenue excluding SurVeil DCB license fee revenue, EBITDA and Adjusted EBITDA, non-GAAP operating income (loss), non-GAAP operating income (loss) percentage, non-GAAP income (loss) before income taxes, non-GAAP net income (loss), and non-GAAP income (loss) per diluted share. We believe that these non-GAAP measures, when read in conjunction with the company’s GAAP financial statements, provide meaningful insight into our operating performance excluding certain event-specific matters, and provide an alternative perspective of our results of operations. We use non-GAAP measures, including those set forth in this release, to assess our operating performance and to determine payouts under our executive compensation programs. We also are providing guidance on a range of non-GAAP revenue and loss per diluted share for fiscal 2024. We believe that presentation of certain non-GAAP measures allows investors to review our results of operations from the same perspective as management and our board of directors and facilitates comparisons of our current results of operations. The method we use to produce non-GAAP results is not in accordance with GAAP and may differ from the methods used by other companies. Non-GAAP results should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact on our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP financial measures to the comparable GAAP results provided for the specific periods presented, which are attached to this release.

Surmodics First Quarter Fiscal 2024 Results

Surmodics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2023	2022
Revenue:
Product sales	$18,827	$14,234
Royalties and license fees	9,179	8,765
Research, development and other	2,546	1,934
Total revenue	30,552	24,933
Operating costs and expenses:
Product costs	8,803	5,267
Research and development	8,664	12,743
Selling, general and administrative	12,537	13,239
Acquired intangible asset amortization	870	913
Total operating costs and expenses	30,874	32,162
Operating loss	(322)	(7,229)
Other expense, net	(402)	(779)
Loss before income taxes	(724)	(8,008)
Income tax (expense) benefit	(62)	165
Net loss	$(786)	$(7,843)

Basic net loss per share	$(0.06)	$(0.56)
Diluted net loss per share	$(0.06)	$(0.56)

Weighted average number of shares outstanding:
Basic	14,102	13,983
Diluted	14,102	13,983

Surmodics First Quarter Fiscal 2024 Results

Surmodics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	September 30,
	2023	2023
Assets	(Unaudited)	(See Note)
Current Assets:
Cash and cash equivalents	$23,355	$41,419
Available-for-sale securities	11,819	3,933
Accounts receivable, net	12,919	10,850
Contract assets	9,178	7,796
Inventories, net	14,438	14,839
Prepaids and other	8,099	7,854
Total Current Assets	79,808	86,691
Property and equipment, net	25,563	26,026
Intangible assets, net	26,213	26,206
Goodwill	44,283	42,946
Other assets	4,373	3,864
Total Assets	$180,240	$185,733
Liabilities and Stockholders’ Equity
Current Liabilities:
Deferred revenue	4,008	4,378
Other current liabilities	12,469	19,576
Total Current Liabilities	16,477	23,954
Long-term debt, net	29,443	29,405
Deferred revenue	1,648	2,400
Other long-term liabilities	10,522	10,064
Total Liabilities	58,090	65,823
Total Stockholders’ Equity	122,150	119,910
Total Liabilities and Stockholders’ Equity	$180,240	$185,733

Note: Derived from audited financial statements as of the date indicated.

Surmodics First Quarter Fiscal 2024 Results

Surmodics, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)

(Unaudited)

	Three Months Ended December 31,
	2023	2022
Operating Activities:
Net loss	$(786)	$(7,843)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,333	2,122
Stock-based compensation	1,968	1,965
Deferred taxes	(97)	(107)
Other	142	374
Change in operating assets and liabilities:
Accounts receivable and contract assets	(3,430)	546
Inventories	401	(905)
Prepaids and other	(788)	(1,857)
Accounts payable	(428)	(1,254)
Accrued liabilities	(7,084)	(4,700)
Income taxes	99	2,218
Deferred revenue	(1,122)	(1,361)
Net cash used in operating activities	(8,792)	(10,802)
Investing Activities:
Purchases of property and equipment	(720)	(977)
Purchases of available-for-sale securities	(9,750)	—
Maturities of available-for-sale securities	2,000	—
Net cash used in investing activities	(8,470)	(977)
Financing Activities:
Payments of short-term borrowings	—	(10,000)
Proceeds from issuance of long-term debt	—	29,664
Payments of debt issuance costs	—	(353)
Issuance of common stock	39	347
Payments for taxes related to net share settlement of equity awards	(1,088)	(858)
Net cash (used in) provided by financing activities	(1,049)	18,800
Effect of exchange rate changes on cash	247	411
Net change in cash and cash equivalents	(18,064)	7,432
Cash and Cash Equivalents:
Beginning of period	41,419	18,998
End of period	$23,355	$26,430

Surmodics First Quarter Fiscal 2024 Results

Surmodics, Inc. and Subsidiaries
Supplemental Revenue Information
(in thousands)

(Unaudited)

	Three Months Ended December 31,		Increase (Decrease)
	2023	2022	$	%
Medical Device Revenue
Product sales	$11,950	$8,380	$3,570	43%
Royalties & license fees – performance coatings	8,208	7,469	739	10%
License fees – SurVeil DCB(1)	971	1,296	(325)	(25)%
R&D and other	2,416	1,873	543	29%
Medical Device revenue	23,545	19,018	4,527	24%

In Vitro Diagnostics Revenue
Product sales	6,877	5,854	1,023	17%
R&D and other	130	61	69	113%
In Vitro Diagnostics revenue	7,007	5,915	1,092	18%
Total Revenue	$30,552	$24,933	$5,619	23%

Medical Device Revenue, excluding SurVeil DCB license fees(1)	$22,574	$17,722	$4,852	27%
Total Revenue, excluding SurVeil DCB license fees(1)	$29,581	$23,637	$5,944	25%

Surmodics First Quarter Fiscal 2024 Results

Surmodics, Inc. and Subsidiaries
Supplemental Segment Information
(in thousands)

(Unaudited)

	Three Months Ended December 31,		Increase (Decrease)
	2023	2022	$
Operating Loss:
Medical Device	$(224)	$(7,235)	$7,011
In Vitro Diagnostics	3,124	2,948	176
Total segment operating income (loss)	2,900	(4,287)	7,187
Corporate	(3,222)	(2,942)	(280)
Total Operating Loss	$(322)	$(7,229)	$6,907

Surmodics, Inc. and Subsidiaries
GAAP to Non-GAAP Reconciliation: EBITDA and Adjusted EBITDA
(in thousands)

(Unaudited)

	Three Months Ended December 31,		Increase (Decrease)
	2023	2022	$
Net loss	$(786)	$(7,843)	$7,057
Income tax expense (benefit)	62	(165)	227
Depreciation and amortization	2,333	2,122	211
Interest expense, net	896	826	70
Investment income, net	(539)	(172)	(367)
EBITDA	1,966	(5,232)	7,198

Adjustments:
Stock-based compensation expense	1,968	1,965	3
Adjusted EBITDA	$3,934	$(3,267)	$7,201

Surmodics First Quarter Fiscal 2024 Results

Surmodics, Inc. and Subsidiaries

GAAP to Non-GAAP Reconciliation: Net (Loss) Income and Diluted EPS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31, 2023
	Operating (Loss) Income		Loss (Income) Before Income Taxes	Net (Loss) Income(6)	Diluted EPS
GAAP	$(322)	(1.1)%	$(724)	$(786)	$(0.06)
Adjustments:
Amortization of acquired intangible assets(5)	870	2.9%	870	805	0.06
Non-GAAP	$548	1.8%	$146	$19	$0.00
Diluted weighted average shares outstanding(7)					14,167

	Three Months Ended December 31, 2022
	Operating Loss		Loss Before Income Taxes	Net Loss(6)	Diluted EPS
GAAP	$(7,229)	(29.0)%	$(8,008)	$(7,843)	$(0.56)
Adjustments:
Amortization of acquired intangible assets(5)	913	3.7%	913	851	0.06
Non-GAAP	$(6,316)	(25.3)%	$(7,095)	$(6,992)	$(0.50)
Diluted weighted average shares outstanding(7)					13,983

Surmodics First Quarter Fiscal 2024 Results

Surmodics, Inc. and Subsidiaries

Guidance Reconciliation: Revenue
For the Fiscal Year Ending September 30, 2024

(in millions)

(Unaudited)

	Fiscal 2024 Full-Year Estimate		Increase (Decrease)
	Low	High	Low	High	Fiscal 2023
Total Revenue	$117	$121	(12)%	(9)%	$133
License fees – SurVeil DCB(1)	(4)	(4)	(86)%	(86)%	(30)
Total Revenue, excluding SurVeil DCB license fees(1)	$113	$117	10%	14%	$103

Surmodics, Inc. and Subsidiaries

Guidance Reconciliation: Non-GAAP Diluted EPS
For the Fiscal Year Ending September 30, 2024

(shares in thousands)

(Unaudited)

	Fiscal 2024 Full-Year Estimate
	Low	High
GAAP Diluted EPS	$(1.40)	$(1.10)
Amortization of acquired intangibles per diluted share(5)	0.23	0.23
Non-GAAP Diluted EPS	$(1.17)	$(0.87)
Diluted weighted average shares outstanding	14,150

Surmodics First Quarter Fiscal 2024 Results

(1)
SurVeil DCB license fee revenue represents revenue recognition on milestone payments received under the company’s Development and Distribution Agreement with Abbott (“Abbott Agreement”). For further details, refer to Supplemental Revenue Information and Guidance Reconciliation: Revenue.
(2)
For the calculation of Adjusted EBITDA, refer to GAAP to Non-GAAP Reconciliation: EBITDA and Adjusted EBITDA.
(3)
Product gross profit equals product sales less product costs, as reported on the condensed consolidated statements of operations. Product gross margin equals product gross profit as a percentage of product sales.
(4)
For the calculation of Non-GAAP net income (loss) and Non-GAAP income (loss) per diluted share (also referred to as Non-GAAP diluted EPS), refer to GAAP to Non-GAAP Reconciliation: Net (Loss) Income and Diluted EPS and Guidance Reconciliation: Non-GAAP Diluted EPS.
(5)
Represents amortization of business acquisition-related intangible assets and associated tax impact. A significant portion of the business acquisition-related amortization is not tax deductible.
(6)
Net (loss) income includes the effect of the above adjustments on income tax (expense) benefit, taking into account deferred taxes net of valuation allowances, as well as non-deductible items. Income tax impacts were estimated using the applicable statutory rate (21% in the U.S. and 12.5% in Ireland).
(7)
Diluted weighted average shares outstanding used in the calculation of EPS was the same for GAAP EPS and Non-GAAP EPS for the three months ended December 31, 2022. For the three months ended December 31, 2023, diluted weighted average shares outstanding used in the calculation of GAAP EPS was 14,102 due to the net loss in the period and 14,167 for Non-GAAP EPS corresponding to the Non-GAAP net income in the period.

Surmodics Investor Inquiries

Jack Powell, Investor Relations

ir@surmodics.com